Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

June 8, 2009

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Re:	9.000% Senior Notes due 2019

Ladies and Gentlemen:

We are acting as special counsel for Owens Corning, a Delaware corporation (the “Company”), and certain subsidiaries of the Company (the “Guarantors”), in connection with (i) the issuance and sale of $350,000,000 aggregate principal amount of the Company’s 9.000% Senior Notes due 2014 (the “Debt Securities”) and (ii) guarantees to be issued by the Guarantors to holders of the Debt Securities (the “Guarantees” and, together with the Debt Securities, the “Securities”) pursuant to the prospectus supplement dated June 3, 2009 (the “Prospectus Supplement”) supplementing the prospectus dated June 3, 2009 (the “Base Prospectus”) that forms a part of the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (Registration No. 333-159689) filed on June 3, 2009 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). As used in this opinion letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act.

The Securities are being issued under an Indenture dated as of June 2, 2009, as supplemented by the Supplemental Indenture dated June 8, 2009 (as so supplemented, the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). This letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined (i) the Prospectus, (ii) the Securities in global form, (iii) the Indenture, (iv) the executed Underwriting Agreement dated June 3, 2009 (the “Underwriting Agreement”), among the Company, Citigroup Global Markets Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC, and J.P. Morgan Securities Inc., as representatives of the several Underwriters (the “Underwriters”) named in Schedule II to the Underwriting Agreement, (v) certain resolutions of the Board of Directors of the Company adopted on June 1, 2009, as certified by the Assistant Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the execution and delivery of the Underwriting Agreement and the Indenture and the issuance of the Securities, and (vi) certain resolutions of the Board of Directors of each of the Guarantors adopted on June 1,

Owens Corning

June 8, 2009

2009, as certified by an authorized signer of each of the Guarantors on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the execution and delivery of the Underwriting Agreement and the Indenture and the issuance of the Securities. We also have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinion set forth below.

In rendering the opinion expressed below, we have examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves to such matters of fact, as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for examination. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

The Securities constitute validly issued and legally binding obligations of the Company and the Guarantors and are enforceable against the Company and the Guarantors in accordance with their terms (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and to equitable principles, regardless of whether considered in a proceeding in equity or at law).

This letter is limited to the laws of the State of New York, the Federal laws of the United States of America, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder (other than federal securities laws).

We hereby consent to the filing of this letter as an Exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Sidley Austin LLP